Exhibit 99.1

NEWS RELEASE

Patrick Industries, Inc. Reports First Quarter 2016 Financial Results

ELKHART, IN – April 28, 2016 – Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle (“RV”), manufactured housing (“MH”) and industrial markets, today reported its financial results for the first quarter ended March 27, 2016.

First Quarter 2016 Financial Results

Net sales for the first quarter of 2016 increased $55.2 million or 25%, to $278.6 million from $223.4 million in the same quarter of 2015. The increase was primarily attributable to a 25% increase in the Company’s revenue from the RV industry, which reflected the incremental contribution from acquisitions completed in 2015 and in 2016, and industry growth. According to industry sources, RV industry wholesale unit shipments increased approximately 11% in the first quarter of 2016 compared to the prior year. Sales to the RV industry represented 78% of the Company’s first quarter 2016 sales. Revenue from the MH industry, which represented 11% of the Company’s first quarter 2016 sales, increased 23%. The Company estimates that wholesale unit shipments in the MH industry rose approximately 18% from the first quarter of 2015. Additionally, sales to the industrial markets increased 29% quarter over quarter. The industrial market sector, which is primarily tied to the residential housing and commercial and retail fixtures markets, accounted for 11% of the Company’s first quarter 2016 sales. According to industry sources, new housing starts in the first quarter of 2016 increased approximately 14% compared to the prior year.

For the first quarter of 2016, Patrick reported operating income of $20.6 million, an increase of 32%, or $5.0 million, from the $15.6 million reported in the first quarter of 2015. Net income in the first quarter of 2016 increased 32% to $12.0 million from $9.2 million in the first quarter of 2015, while net income per diluted share increased 36% to $0.80 from $0.59.

The Company’s RV content per unit (on a trailing twelve-month basis) for the first quarter of 2016 increased approximately 17% to $1,905 from $1,629 for the first quarter of 2015. The MH content per unit (on a trailing twelve-month basis) for the first quarter of 2016 increased approximately 5% to an estimated $1,808 from $1,718 for the first quarter of 2015.

Todd Cleveland, Chief Executive Officer, said, “Our first quarter results reflect the continued execution of our operating strategy to leverage our cost structure, coupled with growth in all three markets we serve. Overall, dealer and OEM sentiment in the RV industry remains positive, evidenced by a strong start to retail sales in the first two months of 2016 per industry sources. The MH industry is gaining strength as expected, and both our MH and industrial businesses continue to outperform their respective markets. In addition, our most recent acquisitions of Parkland Plastics, Inc. and The Progressive Group provide us the opportunity to enter into a new product space and to diversify our product offerings into new markets.”

“Retail demand for towables and motorized units, on a combined basis, grew 7% in the first two months of 2016, reflecting the continued growth in popularity of the RV lifestyle, and the new and innovative RV designs and products that appeal to all buyer age groups that were brought to market,” stated Andy Nemeth, President. “In addition, the MH industry had its strongest first quarter start since 2012, indicating continued positive momentum and increasing demand. Our industrial revenues increased significantly as we continue to position our industrial sales team with opportunities through acquisitions and innovative new products to penetrate the residential housing, retail, commercial, hospitality and institutional markets.”

Operating cash flows in the first quarter of 2016 were approximately $14 million. While the Company invested approximately $42 million, in the aggregate, for acquisitions, stock repurchases and capital expenditures in the first quarter of 2016, total debt, net of cash on hand, increased $27.3 million to $230.9 at March 27, 2016 from $203.6 million at December 31, 2015.

Patrick’s total assets increased $72.9 million to $454.3 million at March 27, 2016 from $381.4 million at December 31, 2015, primarily reflecting the addition of acquisition-related assets, seasonality and overall growth.

In the first quarter of 2016, the Company repurchased 70,636 shares of the Company’s common stock at an average price of $40.56 for a total cost of $2.9 million, thereby fully utilizing the authorization under the previous stock repurchase program. Since the inception of the stock repurchase program in February 2013, the Company repurchased in the aggregate 1,817,313 shares at an average price of $25.04 per share for a total cost of $45.5 million.

As previously announced in January 2016, the Company’s Board of Directors approved a new stock repurchase program that authorizes the repurchase of up to $50 million of the Company’s common stock over a 24 month-period. There were no shares repurchased under the new stock repurchase program in the first quarter of 2016.

“As we progress through 2016, we continue to be optimistic about the opportunities to strategically grow our business, increase customer awareness of the breadth of products we provide, expand operations in targeted regional territories, and drive shareholder value. We have a strong foundation upon which to deliver exceptional customer service to the markets we serve and we will continue to position our business model to maximize our efficiencies and overhead structure,” Mr. Cleveland further commented.

Conference Call Webcast

As previously announced, Patrick Industries will host an online webcast of its first quarter 2016 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “Investor Relations,” on Thursday, April 28, 2016 at 10:00 a.m. Eastern time.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 14 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures, fiberglass and plastic component products, softwoods lumber, interior passage doors, RV painting, simulated wood and stone products, and slotwall panels and components. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, realization and impact of efficiency improvements and cost reductions, the successful integration of acquisitions and other growth initiatives, interest rates, oil and gasoline prices, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

Contact:

Julie Ann Kotowski

Investor Relations

574.294.7511 | kotowskj@patrickind.com

PATRICK INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	First Quarter Ended
(thousands except per share data)	March 27, 2016	March 29, 2015 (1)

NET SALES	$278,637	$223,388
Cost of goods sold	233,285	187,994
GROSS PROFIT	45,352	35,394

Operating Expenses:
Warehouse and delivery	7,699	6,659
Selling, general and administrative	14,233	11,519
Amortization of intangible assets	2,768	1,659
(Gain) loss on sale of fixed assets	38	(6)
Total operating expenses	24,738	19,831

OPERATING INCOME	20,614	15,563
Interest expense, net	1,649	804
Income before income taxes	18,965	14,759
Income taxes	6,932	5,609
NET INCOME	$12,033	$9,150

BASIC NET INCOME PER COMMON SHARE (1)	$0.81	$0.60
DILUTED NET INCOME PER COMMON SHARE (1)	$0.80	$0.59

Weighted average shares outstanding - Basic (1)	14,948	15,327
Weighted average shares outstanding - Diluted (1)	15,130	15,477

(1) Net income per common share and weighted average shares outstanding, on both a basic and diluted basis, reflect the impact of the three-for-two common stock split paid on May 29, 2015.

PATRICK INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

	As of

(thousands)	Mar. 27, 2016	Dec. 31, 2015
ASSETS
Current Assets
Cash and cash equivalents	$10,659	$87
Trade receivables, net	67,443	38,213
Inventories	100,080	89,478
Prepaid expenses and other	3,636	6,119
Total current assets	181,818	133,897
Property, plant and equipment, net	70,803	67,878
Goodwill and other intangible assets, net	197,640	175,365
Deferred financing costs, net	1,714	1,690
Deferred tax assets, net	1,754	2,004
Other non-current assets	539	555
TOTAL ASSETS	$454,268	$381,389

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$10,714	$10,714
Accounts payable	48,096	28,744
Accrued liabilities	23,238	18,468
Total current liabilities	82,048	57,926
Long-term debt, less current maturities, net	230,808	192,947
Deferred compensation and other	1,901	1,919
TOTAL LIABILITIES	314,757	252,792

SHAREHOLDERS’ EQUITY
Common stock	58,217	57,683
Additional paid-in-capital	9,212	8,308
Accumulated other comprehensive income	32	32
Retained earnings	72,050	62,574
TOTAL SHAREHOLDERS’ EQUITY	139,511	128,597
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$454,268	$381,389